Exhibit 99.1

Description of the 2005 Stock Incentive Plan

General. Employees, consultants and directors of the Company and its affiliates may be granted Awards, though only employees may receive stock options classified as “incentive stock options” (also known as “ISOs”).

A maximum 562,500 of shares of Common Stock may be made the subject of Awards under the 2005 Plan, with no more than forty percent (40%) being available for Awards in a form other than stock options and share appreciation rights (“SARs”). No director, officer, or other employee may be granted options with respect to more than 50,000 shares of Common Stock per calendar year; however, that number of shares may be adjusted in the event of certain changes in the capitalization of the Company.

The 2005 Plan is administered by a committee of at least three directors (the “Committee”), each of whom is a “non-employee director” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The Committee has authority, subject to the terms of the 2005 Plan, to determine when and to whom to make grants under the 2005 Plan, the type of Award and the number of shares to be covered by the grants, the fair market value of shares, the terms of the grants, which include the exercise price of the shares of Common Stock covered by options, any applicable vesting provisions, and conditions under which Awards may be terminated, expired, cancelled, renewed or replaced, and to construe and interpret the terms of the 2005 Plan and Awards. Subject to applicable law, the Committee may delegate administrative functions to officers or other designated employees of the Company or its affiliates. Initially, the Committee is the Compensation Committee of the Board of Directors.

Options. Options granted under the 2005 Plan provide participants with the right to purchase shares at a predetermined exercise price. The Committee may grant ISOs and non-ISOs; provided that ISO treatment is not be available for options that become first exercisable in any calendar year for shares that have a value exceeding $100,000 (based upon the fair market value of the shares on the option grant date).

SARs. A SAR generally permits a participant to receive, upon exercise, shares equal in value to the excess of (i) the fair market value, on the date of exercise, of the shares with respect to which the SAR is being exercised, over (ii) the exercise price of the SAR for such shares. The Committee may grant SARs in tandem with options, or independently of them. SARs that are independent of options may limit the value payable on exercise to a percentage, not exceeding 100%, of the excess value.

Exercise Price for Options and SARs; No Repricings. The per share purchase price under each option or SAR granted shall be established by the Committee at the time the option or SAR is granted. However, the per share purchase price for non-ISOs shall not be less than 100% of the fair market value (generally, the current price reflected in trading on the NASDAQ Stock Market, which is the Company’s principal trading market) of a share of Common Stock on the date the option is granted. The exercise price of ISOs may not be less than 110% of the fair market value on the grant date of the underlying shares subject to the Award for participants who own more than 10% of the Company’s outstanding shares on the grant date. For ISOs granted to other participants and for options intended to be exempt from Code Section 162(m) limitations, the exercise price may not be less than 100% of the fair market value of the underlying shares on the grant date. The 2005 Plan does not permit the repricing of options.

Exercise of Options and SARs. Each option granted pursuant to the 2005 Plan will be for such term as determined by the Committee; provided, however, that no option will be exercisable sooner than one year nor more than 10 years from the date it was granted (five years in the case of ISOs granted to employees who, at the time of grant, own more than 10% of the Company’s outstanding shares). To the extent exercisable in accordance with the agreement evidencing the grant, an option or SAR may be exercised in whole or in part, and from time to time during its term; subject to earlier termination relating to a holder’s termination of employment or service. With respect to options, the Committee has the discretion to accept payment of the exercise price in any of the following forms (or combination of them): cash or check in U.S. dollars, certain shares, and cashless exercise under a program the Committee approves.

Subject to the terms of the agreement evidencing an option grant, the option may be exercised during the six-month period after the optionee retires, during the one-year period after the optionee’s termination of service due to death or permanent disability, and during the 90-day period after the optionee’s termination of employment without cause (but in no case later than the termination date of the option). Forfeiture occurs on termination for cause. The agreement evidencing the grant of an option may, in the discretion of the Committee, set forth additional or different terms and conditions applicable to the option upon a termination or change in status of the employment or service of the option holder. All SARs are to be settled in shares of the Company’s Common Stock and will be counted in full against the number of shares available for award under the 2005 Plan, regardless of the number of exercise gain shares issued upon settlement of the SARs.

Restricted Shares, Restricted Share Units, Unrestricted Shares, and Deferred Share Units. Under the 2005 Plan, the Committee may grant restricted shares that are forfeitable unless and until certain vesting requirements are met, may grant restricted share units which represent the right to receive shares after certain vesting requirements are met, and may grant unrestricted shares as to which the participant’s interest is immediately vested. For restricted share Awards, the 2005 Plan provides the Committee with discretion to determine the terms and conditions under which a participant’s interest in an Award becomes vested. The 2005 Plan provides for deferred share units in order to permit certain directors, consultants, or select members of management to defer their receipt of compensation payable in cash or shares (including shares that would otherwise be issued upon the vesting of restricted shares and restricted share units). Deferred share units represent a future right to receive shares.

Whenever shares are released pursuant to Awards under the 2005 Plan, the recipient will be entitled also to receive additional shares that reflect any stock dividends that the Company’s common shareholders receive between the date of the Award and issuance or release of the shares. Likewise, a participant will be entitled to receive a cash payment reflecting cash dividends paid to the Company’s common shareholders during the same period.

Performance-based Awards. The 2005 Plan authorizes the Committee to grant performance-based Awards in the form of performance units that the Committee may, or may not, designate as “Performance Compensation Awards” intended to be exempt from Code Section 162(m) limitations. In either case, Performance Compensation Awards vest and become payable based upon the achievement, within the specified period of time, of performance objectives applicable to the individual, the Company, or any affiliate. Performance Compensation Awards are payable in shares, cash, or some combination of the two; subject to an individual participant limit of $3 million and 50,000 shares per performance period. The Committee may decide the length of performance periods, but the periods may not be less than one fiscal year of the Company.

With respect to Performance Compensation Awards, the 2005 Plan requires that the Committee specify in writing the performance period to which a Performance Compensation Award relates, and an objective formula by which to measure whether and the extent to which the Award is earned on the basis of the level of performance achieved with respect to one or more performance measures. Once established for a performance period, the performance-based measures and formula applicable to the Award may not be amended or modified in a manner that would cause the compensation payable under the Award to fail to constitute performance-based compensation under Code Section 162(m).

Under the 2005 Plan, the possible performance-based measures for Performance Compensation Awards include basic, diluted or adjusted earnings per share; sales or revenues; earnings before interest, taxes and other adjustments (in total or on a per share basis); basic or adjusted net income; returns on equity, assets, capital, revenue or similar measures; economic value added; working capital; credit quality measurements (such as net charge-offs, the ratio of non-performing assets to total assets, and loan loss allowances as a percentage of nonperforming assets); total shareholder returns; and product development, product market share, research, licensing, litigation, human resources, information services, mergers, acquisitions, and sales of assets of affiliates or business units. Each measure will be, to the extent applicable, determined in accordance with generally accepted accounting principles as consistently applied by the Company (or such other standard applied by the Committee) and, if so determined by the Committee, and in the case of a Performance Compensation Award, to the extent permitted under Code Section 162(m), adjusted to omit the effects of extraordinary items, gain or loss on the disposal of a business segment, unusual or infrequently occurring events and transactions and cumulative effects of changes in accounting principles. Performance-based measures may vary from performance period to performance period, and from participant to participant, and may be established on a stand-alone basis, in tandem or in the alternative.

Income Tax Withholding. As a condition for the issuance of shares pursuant to Awards, the 2005 Plan requires satisfaction of any applicable federal, state, local, or foreign withholding tax obligations that may arise in connection with the Awards or the issuance of shares.

Transferability. Awards may not be sold, pledged, assigned, hypothecated, transferred, or disposed of other than by will or the laws of descent and distribution, except to the extent the Committee permits lifetime transfers to charitable institutions, certain family members, or related trusts, or as otherwise approved by the Committee for a select group of management or other highly compensated employees.

Certain Corporate Transactions. The Committee may equitably adjust the number of shares covered by each outstanding Award, and the number of shares that have been authorized for issuance under the 2005 Plan but as to which no Awards have yet been granted or that have been returned to the 2005 Plan upon cancellation, forfeiture, or expiration of an Award, as well as the price per share covered by each such outstanding Award, to reflect any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination, recapitalization or reclassification of the shares, or any other increase or decrease in the number of issued shares effected without receipt of consideration by the Company. In the event of any such transaction or event, the Committee may provide in substitution for any or all outstanding Awards under the 2005 Plan such alternative consideration (including securities of any surviving entity) as it may in good faith determine to be equitable under the circumstances and may require in connection therewith the surrender of all Awards so replaced. In any case, such substitution will not require the consent of any recipient of Awards previously granted awards pursuant to the 2005 Plan. Notwithstanding the foregoing, the Committee may not cancel an outstanding option that is not in-the-money for the purpose of reissuing the option to the participant at a lower exercise price or granting a replacement Award of a different type.

In addition, in the event or in anticipation of a Change in Control (as defined in the 2005 Plan), the Committee may at any time in its sole and absolute discretion and authority, without obtaining the approval or consent of the Company’s shareholders or any participant with respect to his or her outstanding Awards (except to the extent an agreement evidencing an Award provides otherwise), take one or more of the following actions: (i) arrange for or otherwise provide that each outstanding Award will be assumed or substituted with a substantially equivalent Award by a successor corporation or a parent or subsidiary of such successor corporation; (ii) accelerate the vesting of Awards for any period (and may provide for termination of unexercised options and SARs at the end of that period) so that Awards will vest (and, to the extent applicable, become exercisable) as to the shares that otherwise would have been unvested and provide that repurchase rights of the Company with respect to shares issued upon exercise of an Award shall lapse as to the shares subject to such repurchase right; or (iii) arrange or otherwise provide for payment of cash or other consideration to participants in exchange for the satisfaction and cancellation of outstanding Awards.

Notwithstanding the above, in the event a participant holding an Award assumed or substituted by a successor corporation in a Change in Control is Involuntarily Terminated (as defined in the 2005 Plan) by the successor corporation in connection with, or within 12 months following consummation of, the Change in Control, then any assumed or substituted Award held by the terminated participant at the time of termination will accelerate and become fully vested (and exercisable in full in the case of options and SARs), and any repurchase right applicable to any shares will lapse in full. The acceleration of vesting and lapse of repurchase rights will occur immediately prior to the effective date of the participant’s termination.

In the event of any distribution to the Company’s shareholders of securities of any other entity or other assets (other than dividends payable in cash or stock of the Company) without receipt of consideration by the Company, the Committee may, in its discretion, appropriately adjust the price per share covered by each outstanding Award to reflect the effect of such distribution. If the Company dissolves or liquidates, all Awards will immediately terminate, subject to the ability of the Board to exercise any discretion that the Board of Directors may exercise in the case of a Change in Control.

Term of the 2005 Plan; Amendments or Termination. The Board of Directors of the Company has the power to terminate, amend, alter, suspend, or discontinue the 2005 Plan at any time. If the Board of Directors does not take action to earlier terminate the 2005 Plan, it will terminate on March 21, 2015. Certain amendments may require the approval of the Company’s shareholders. No amendment, suspension, or termination of the 2005 Plan will materially and adversely affect Awards that previously had been granted without the written consent of the holders of those Awards unless it relates to an adjustment pursuant to certain transactions that change the Company’s capitalization or it is otherwise mutually agreed between the participant and the Committee. Notwithstanding the foregoing, the Committee may amend the 2005 Plan to eliminate provisions which are no longer necessary as a result of changes in tax or securities laws or regulations, or in the interpretation thereof.

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